Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.
POINTS WITH
GROWTH + PRIDE

FORT LAUDERDALE, FL, March 7, 2013 . . . National Beverage Corp. (NASDAQ:FIZZ) today reported results:

For the nine months ended January 26, 2013 ‒
•	Revenues increased to $494.1 million	up 6.6%
•	Net income increased to $34.8 million	up 7.3%
•	Earnings per share increased to $.75	up 7.1%

For the Trailing Twelve Months –
P/E Ratio
Sales	EBITDA*	Ind. Avg. 19.6x
$ 659.6 million	$81.2 million	FIZZ 13.95x

 “Consistent quarters of revenue and earnings growth – achieved in a volatile environment of political and economic chaos – are a feat Team National is proud to report.  Our winter quarter is always challenging, yet we were able to outpace the industry with the growth of both our Power+ Brands and carbonated soft drinks.  The continued double-digit volume gains of our LaCroix sparkling water and Rip It energy drink attest to the success of Team National in repositioning our products and distribution to the higher-growth segments of the beverage industry,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

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National Beverage Corp.

“Working proudly at all that we do is inherent in our culture:  safeguarding the balance sheet; providing shareholder gratification; innovating profoundly; developing new techniques and All-Ways setting ourselves apart . . . that’s our challenge at being the best provider of taste, quality and value!  As most Americans ponder sequestering . . . we at National Beverage wish for America the wholesome spirit provided by – Refreshment,” concluded Caporella.

National Beverage’s iconic brands are the genuine essence . . . of America.  Our company is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer.  Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Three and Nine Months Ended
January 26, 2013 and January 28, 2012
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	January 26,	January 28,	January 26,	January 28,
	2013	2012	2013	2012

Net Sales	$144,723	$136,401	$494,140	$463,455

Net Income	$8,414	$7,904	$34,823	$32,462

Net Income Per Share
Basic	$.18	$.17	$.75	$.70
Diluted	$.18	$.17	$.75	$.70

Average Common Shares
Outstanding
Basic	46,321	46,276	46,304	46,263
Diluted	46,482	46,472	46,478	46,441

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings.  The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").  Management believes, however, that certain non-GAAP financial measures may provide users of this financial information with additional insights into the operating performance of the business and to also serve as widely accepted measures for comparing operating performance with other companies.

*Reconciliation of Net Income (GAAP) to EBITDA (Non-GAAP)

Trailing 12 Months Ended January 26, 2013
Net Income (GAAP)	$46,354
Depreciation and Amortization	11,123
Interest (Income) Expense - Net	139
Provision for Income Taxes	23,585
EBITDA (Non-GAAP)	$81,201